Exhibit 99.5

[Logo for Exelon]

                                    Appendix

   -  Power Team

[Logo for Exelon]

                  Generation of Top 100 Companies by Fuel Type

[This slide shows a stacked vertical bar chart showing million MWh by the Top 100 companies differentiated by 1) Coal, 2) Oil, 3)Gas, 4) Nuclear, 5)Hydro, 6) Renewable (non-hydro) and 7) Other. An arrow labeled AEP points at the tallest bar showing 200 MWs, a second arrow labeled Exelon points toward the fourth tallest bar at approximately 135 MWs and a third arrow labeled Duke points towards the seventh tallest bar at approximately 99 MWs.]

[Below the Generation of Top 100 Companies by Fuel Type chart is the following wording:]

Source: Coalition for Environmentally Responsible Economies (CERES) Benchmarking Air Emissions of the 100 Largest Electric Generation Owners in US - 2000